Exhibit 99.1

AMERISERV FINANCIAL REPORTS INCREASED EARNINGS FOR THE SECOND QUARTER AND FIRST SIX MONTHS OF 2022

JOHNSTOWN, PA - AmeriServ Financial, Inc. (NASDAQ: ASRV) reported second quarter 2022 net income of $1,981,000, or $0.12 per diluted common share. This earnings performance was a $273,000, or 16.0%, increase from the second quarter of 2021 when net income totaled $1,708,000, or $0.10 per diluted common share. For the six-month period ended June 30, 2022, the Company reported net income of $4,399,000, or $0.26 per diluted common share.  This represents an 18.2% increase in earnings per share from the six-month period of 2021 when net income totaled $3,789,000, or $0.22 per diluted common share.  The following table highlights the Company’s financial performance for both the three- and six-month periods ended June 30, 2022 and 2021:

	Second Quarter 2022	Second Quarter 2021	Six Months Ended June 30, 2022	Six Months Ended June 30, 2021

Net income	$1,981,000	$1,708,000	$4,399,000	$3,789,000
Diluted earnings per share	$0.12	$0.10	$0.26	$0.22

Jeffrey A. Stopko, President and Chief Executive Officer, commented on the 2022 financial results: “AmeriServ Financial continued its positive earnings momentum in the second quarter of 2022 as we again posted increased earnings when compared to the 2021 results. The improved earnings performance in 2022 reflects the full benefit of several important strategic actions that our company executed in 2021 along with the successful management of our asset quality throughout the pandemic.  Specifically, I was pleased that we have been able to increase net interest income in 2022 despite a $1.3 million reduction in PPP loan related fee income in the first half of this year. Overall, AmeriServ Financial continues to benefit from our diversified revenue streams due to strong levels of loans, deposits, and fee income from our wealth management business.”

The Company's net interest income in the second quarter of 2022 increased by $257,000, or 2.6%, from the prior year's second quarter and, for the first six months of 2022, increased by $332,000, or 1.7%, when compared to the first six months of 2021.  The Company’s net interest margin of 3.23% for the second quarter of 2022 and 3.19% for the six-month timeframe represents a 10 basis point improvement for the quarter and a 1 basis point improvement for the six-month period.  While the size of the Company’s balance sheet remains high by historical standards, both total loans and total deposits have demonstrated stabilization since the second half of last year which corresponds with the conclusion of the government stimulus programs.  The Company’s 2022 financial performance has been favorably impacted by the strategic actions taken by management in 2021 to lower funding costs.  The Company has also benefitted from the higher U.S. Treasury yield curve as interest rates have increased due to the Federal Reserve’s action to tighten monetary policy in their effort to tame decades high inflation.   The higher national interest rates have favorably impacted the Company’s financial performance, particularly net interest income in the second quarter of 2022 when compared to the first quarter of 2022.  Specifically, the higher interest rates caused total interest income to increase to a higher level than the corresponding increase in total interest expense.  In comparison to 2021, the termination of the Paycheck Protection Program (PPP) caused a reduced level of loan fee income and was the primary factor causing total interest income to decrease for both the second quarter and first six months of 2022 when compared to the same time periods from last year.  However, deposit and borrowing interest expense declined by more than the decrease in total interest income, resulting in net interest income improving in both time periods of 2022 compared to 2021.  Financial results also reflect the impact of continued strengthening of our asset quality, which enabled the Company to recognize a loan loss provision recovery during the second quarter of 2022 and for the six-month time frame.  Overall, the increase to net interest income, along with the loan loss provision recovery, more than offset a lower level of non-interest income and higher non-interest expense resulting in an improved earnings performance for the second quarter and first six months of 2022.

Total average loans in the second quarter of 2022 are lower than the 2021 second quarter average by $14.5 million, or 1.5%, while total average loans for the first six months of 2022 were $8.4 million, or 0.9%, lower than the 2021 six-month level.  Improved loan pipelines have resulted in increased production during the second quarter of 2022, but a higher than typical level of payoff activity more than offset the new production causing total loan amounts to decrease since the end of the first quarter of 2022.  However, given the core loan growth experienced during 2021 and excluding PPP loans, total average loans in the second quarter of 2022 exceed the 2021 second quarter average by $41.3 million, or 4.4%, as growth of commercial real estate (CRE), residential mortgage and home equity loans more than offset a decrease in the level of commercial & industrial loans.  Total PPP loans averaged $4.7 million in the second quarter of 2022, representing a decrease of $55.8 million, or 92.2%, from the second quarter of last year.  Additionally, on an end of period basis, the total amount of PPP loans is only $2.2 million as we continue to work with our customers through the SBA forgiveness process.  Overall, despite the higher average volumes of CRE, residential mortgage and home equity loans, total loan interest income declined by $1.4 million, or 6.7%, for the first six months of 2022 when compared to the first six months of last year.  This decrease is primarily due to the Company recording a total of $376,000 of processing fees and interest income from PPP loans in the first half of 2022, which is $1.3 million, or 77.4%, lower than PPP income in the first half of 2021. Finally, on an end of period basis at June 30, 2022, excluding total PPP loans, the total loan portfolio is approximately $18.6 million, or 2.0%, higher from the June 30, 2021 level.

Total investment securities averaged $231.0 million for the first half of 2022 which is $29.6 million, or 14.7%, higher than the $201.4 million average for the first half of last year.  The increase in the U.S. Treasury yield curve has resulted in a more favorable market for securities purchasing activity so far in 2022.  The 2-year to 10-year portion of the yield curve increased by approximately 135 to 230 basis points since the beginning of the year, with shorter yields in that range increasing to a higher degree than the longer yields.  Overall, the higher rates resulted in yields for new federal agency mortgage-backed securities and federal agency bonds improving and exceeding the overall average yield of the existing securities portfolio.  Management purchased more of these investments and was able to redeploy the cash flow from the excess payoff activity from the loan portfolio and also more profitably utilize a portion of the increased liquidity on our balance sheet into the securities portfolio.  This redeployment of funds contributed to total securities growing between years.  Management also continued to purchase taxable municipals and corporate securities to maintain a well-diversified portfolio.   Overall, through the first six months of 2022, the average balance of total interest earning assets was $18.2 million, or 1.5%, higher than the first six-month average of 2021 while total interest income decreased by $1.1 million, or 4.5%, between years despite the increased average volume.

Although reduced from its high levels when government stimulus initially impacted the economy, our liquidity position continues to be strong as total short-term investments averaged $37.6 million in the first half of 2022, which is $3.0 million, or 7.4%, lower than the 2021 six-month average.  Short-term investments averaged $28.7 million in the second quarter of 2022, which is lower than it has been trending over the past several quarters due to the additional investment in the securities portfolio.  In addition, uncertainty remains regarding the duration that the increased funds from government stimulus will remain on the balance sheet.  Diligent monitoring and management of our short-term investment position remains a priority.  Continued loan growth and prudent investment in securities are critical to achieve the best return on the Company’s liquid funds with management expecting to continue to be active with new security purchases during the remainder of 2022 given the increase in interest rates.

On the liability side of the balance sheet, through six months, total average deposits are $26.8 million, or 2.4%, higher compared to the first six months of 2021.  Total deposits have demonstrated stability over the past year as indicated by the second quarter 2022 average balance being only $2.0 million, or 0.2%, lower than the second quarter 2021 average balance.  Deposit volumes continue to reflect the favorable impact of government stimulus which provided support to many Americans and financial assistance to municipalities and school districts during the pandemic.  Deposit volumes were also favorably impacted by the Company’s successful business development efforts and the Somerset County branch acquisition, which was completed in late May 2021.  Overall, the loan to deposit ratio averaged 84.0% in the second quarter of 2022, which indicates that the Company has ample capacity to continue to grow its loan portfolio and is strongly positioned to support our customers and our community during times of economic volatility.

Total interest expense for the first six months of 2022 decreased by $1.4 million, or 34.2%, when compared to the first six months of 2021, due to lower levels of both deposit and borrowing interest expense.  Deposit interest expense was lower by $956,000, or 35.3%, despite the higher year to date average volume of total deposits reflecting new deposit inflows as well as the loyalty of the bank’s core deposit base.  Also, the late third quarter 2021 maturity of a large, high-cost institutional deposit, which was replaced by lower cost funds from the branch acquisition, resulted in significant interest expense savings.  The higher national interest rates this year did result in total deposit interest expense increasing between the first and second quarters of 2022 as certain deposit products tied to a market index repriced upward with the move in interest rates.  Specifically, our total deposit cost averaged 0.33% in the second quarter of 2022, which is 5 basis points higher than the first quarter of 2022; but still compares favorably to total deposit cost of 0.45% in the second quarter of 2021.  Overall, management believes that total deposit cost will continue to rise given the expectation of additional short-term interest rate increases by the Federal Reserve throughout 2022.  However, given the Company’s strong liquidity position, along with that of the banking industry, we expect that future deposit rate increases will occur in a controlled manner.

Total borrowings interest expense decreased by $218,000 between the second quarter of 2022 and the same quarter of 2021 and by $428,000, or 31.9%, when comparing the first six months of 2022 to the first six months of 2021. The decrease between years results from the favorable impact of the August 2021 subordinated debt offering which was used to replace higher cost debt. This transaction effectively lowered debt cost on these long-term funds by nearly 4.0%. This savings is recognized even though the size of the new subordinated debt is $7.0 million higher than the debt instruments it replaced. The remaining portion of the favorable variance in borrowings interest expense between the first six months of 2022 and the first six months of 2021 is due to reduced interest expense from Federal Home Loan Bank (FHLB) borrowings. The average balance of total short-term and FHLB borrowings is lower in the first half of 2022 by $15.9 million, or 28.7%, as strength of the Company’s liquidity position allows management to let higher cost FHLB term advances mature and not be replaced.

The Company recorded a $325,000 loan loss provision recovery in the second quarter of 2022 as compared to a $100,000 provision expense recorded in the second quarter of 2021.  For the first six months of 2022, the Company recorded a $725,000 provision recovery compared to a $500,000 provision expense recorded in the first six months of 2021 resulting in a net favorable change of $1.2 million.  The 2022 provision recovery reflects improved credit quality for the overall portfolio due to several loan upgrades, a reduced loan portfolio size due to increased payoff activity including one substandard credit, and lower levels of criticized assets.  As demonstrated historically, the Company continues its strategic conviction that a strong allowance for loan losses is needed, which has proven to be essential given the support provided to certain borrowers as they fully recover from the COVID-19 pandemic.  Overall, we believe that non-performing assets remain well controlled totaling $3.2 million, or 0.34% of total loans, on June 30, 2022.  The Company continues to experience low net loan charge-offs, which were $105,000, or 0.02% of total average loans, in the first six months of 2022 and is relatively consistent with net loan charge-offs of $93,000, or 0.02% of total average loans, for the first six months of 2021.  Even though the Company recognized a loan loss provision recovery during the first half of the year, the balance in the allowance for loan losses at June 30, 2022 is only slightly lower than the balance of the allowance at June 30, 2021 by $184,000, or 1.6%.  The Company remains committed to prudently working with our borrowers that have been hardest hit by the pandemic by granting them loan payment modifications. On June 30, 2022, loans totaling approximately $5.2 million, or only 0.5% of total loans, were on a payment modification plan.  These loans include three commercial borrowers in the hospitality and personal care industries.  Management continues to carefully monitor asset quality with a particular focus on these customers that have requested payment deferrals. In summary, the allowance for loan losses provided 357% coverage of non-performing assets, and 1.20% of total loans, on June 30, 2022, compared to 373% coverage of non-performing assets, and 1.26% of total loans, on December 31, 2021.

Total non-interest income in the second quarter of 2022 decreased by $261,000, or 5.9%, from the prior year's second quarter and for the first six months of 2022 decreased by $540,000, or 6.0%, from the first six months of 2021.  Net realized gains on loans held for sale decreased by $87,000, or 71.3%, for the quarter and decreased by $487,000, or 78.9%, for the six months, due to the lower level of residential mortgage loan production which reflects a reduced level of mortgage loan refinance activity due to the quick escalation of interest rates since the beginning of 2022.  Residential mortgage loan production totaled $15.3 million in the first six months of 2022 and was 73.4% lower than the production level of $57.7 million achieved in the first half of 2021. The reduced level of mortgage loan production also caused mortgage related fees to decline by $67,000, or 67.7%, for the quarter and by $164,000, or 71.6%, for the six months.  Revenue from bank owned life insurance (BOLI) dropped by $110,000, or 20.0%, in the first half of 2022, after the Company received a death claim in 2021.  Wealth management fees increased by $247,000, or 4.2%, for the six-month time period of 2022 but declined by $46,000, or 1.5%, comparing the second quarter of 2022 to the second quarter of 2021.  The decrease in quarterly performance between years reflects the unfavorable impact of the declining equity markets on wealth management fee income which was partially offset by new customer business growth.  The fair market value of wealth management assets declined since the fourth quarter of 2021 by $339.9 million, or 12.5%, and totaled $2.4 billion at June 30, 2022.  Finally, service charges on deposit accounts increased by $110,000, or 25.9%, in the first six months of 2022 compared to the first six months of 2021, as consumers are more active this year, increasing their spending habits.

The Company has demonstrated good expense control as total non-interest expense in the second quarter of 2022 increased by $72,000, or 0.6%, when compared to the second quarter of 2021 and increased in the first half of 2022 by $246,000, or 1.1%, when compared to 2021.  Salaries & employee benefits increased by $96,000, or 1.4%, for the quarter and are $560,000, or 4.1%, higher for the six-month time period in 2022. Within total salaries & benefits expense, salaries costs are higher by $727,000, or 8.2%, through six months due to merit increases and a higher level of full-time equivalent employees.  Also, there were additional increases to health care costs and other employee benefits.  Partially offsetting these higher costs within salaries & benefits through six months was lower incentive compensation by $215,000, or 21.7%, due to the reduced level of loan production.  Similar to what occurred in 2021, the Company was required to recognize a settlement charge in connection with its defined benefit pension plan in the second quarter of 2022. The amount of the 2022 charge was $1,014,000 which is $163,000 higher than the $851,000 settlement charge recognized in the second quarter of 2021.  A settlement charge must be recognized when the total dollar amount of lump sum distributions paid from the pension plan to retired employees exceeds a threshold of expected annual service and interest costs in the current year.  So far in 2022, all but one employee that retired have elected to take a lump sum distribution as opposed to collecting future monthly annuity payments since the value of the lump sums continued to be elevated this year due to the low level where interest rates were late in 2021 when these lump sums were calculated.  It is anticipated that the Company will be required to recognize additional settlement charges through year end as more people retire.  However, it is important to note that since the retired employees have chosen to take the lump sum payments, these individuals are no longer included in the pension plan.  Therefore, we expect that the Company’s normal annual pension expense should be lower in the future, which has been evident so far in 2022 as the normal amount of pension expense required to be recognized is lower than the 2021 level.  Professional fees were $124,000, or 4.6%, higher for the first six months of 2022 due primarily to higher legal costs within our wealth management group.  Net occupancy expenses are $109,000, or 8.2%, higher through six months of 2022 due to increased utilities cost along with maintenance & repair expense which was primarily related to the new branch office.  Partially offsetting these higher costs were other expenses decreasing by $531,000, or 12.1%, for the first six months of 2022 when compared to the same time period from last year.  Contributing to the lower level of other expense was no additional costs related to a branch acquisition in 2022 after $303,000 of expense was recognized for this purpose in 2021.  Other expenses were also favorably impacted by a $149,000 credit for the unfunded commitment reserve after $56,000 of expense was recognized in the first half of last year, resulting in a $205,000 favorable shift.

The Company recorded an income tax expense of $496,000, or an effective tax rate of 20.0%, in the second quarter of 2022.  This compares to an income tax expense of $420,000, or an effective tax rate of 19.7%, for the second quarter of 2021.  Similarly, for the first six months of 2022, the Company recorded income tax expense of $1.1 million, or an effective tax rate of 20.0%, compared to income tax expense of $940,000 in 2021, or an effective tax rate of 19.9%.

The Company had total assets of $1.3 billion, shareholders' equity of $106.4 million, a book value of $6.22 per common share and a tangible book value(1) of $5.41 per common share on June 30, 2022.  The decline in the Company’s book value and tangible book value per share in 2022 reflects a decrease in the value of the Company’s available for sale investment securities due to higher interest rates and the negative impact of a revaluation of the net pension liability resulting from a drop in the value of the pension plan assets. The Company continued to maintain strong capital ratios that exceed the regulatory defined well capitalized status.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Securities Exchange Act of 1934 and is subject to the safe harbors created therein. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, technology, market conditions, dividend program, and future payment obligations. These statements may be identified by such forward-looking terminology as "continuing," "expect," "look," "believe," "anticipate," "may," "will," "should," "projects," "strategy," or similar statements. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, unanticipated changes in the financial markets, the level of inflation, and the direction of interest rates; volatility in earnings due to certain financial assets and liabilities held at fair value; competition levels; loan and investment prepayments differing from our assumptions; insufficient allowance for credit losses; a higher level of loan charge-offs and delinquencies than anticipated; material adverse changes in our operations or earnings; a decline in the economy in our market areas; changes in relationships with major customers; changes in effective income tax rates; higher or lower cash flow levels than anticipated; inability to hire or retain qualified employees; a decline in the levels of deposits or loss of alternate funding sources; a decrease in loan origination volume or an inability to close loans currently in the pipeline; changes in laws and regulations; adoption, interpretation and implementation of accounting pronouncements; operational risks, including the risk of fraud by employees, customers or outsiders; unanticipated effects of our banking platform; risks and uncertainties relating to the duration of the COVID-19 pandemic, and actions that may be taken by governmental authorities to contain the pandemic or to treat its impact; and the inability to successfully implement or expand new lines of business or new products and services.  These forward-looking statements involve risks and uncertainties that could cause AmeriServ's results to differ materially from management's current expectations. Such risks and uncertainties are detailed in AmeriServ's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2021. Forward-looking statements are based on the beliefs and assumptions of AmeriServ's management and on currently available information. The statements in this press release are made as of the date of this press release, even if subsequently made available by AmeriServ on its website or otherwise. AmeriServ undertakes no responsibility to publicly update or revise any forward-looking statement.

(1) Non-GAAP Financial Information. See “Reconciliation of Non-GAAP Financial Measures” at end of release.

AMERISERV FINANCIAL, INC.

NASDAQ: ASRV

SUPPLEMENTAL FINANCIAL PERFORMANCE DATA

June 30, 2022

(Dollars in thousands, except per share and ratio data)

(Unaudited)

2022

	1QTR	2QTR	YEAR TO DATE
PERFORMANCE DATA FOR THE PERIOD:
Net income	$2,418	$1,981	$4,399

PERFORMANCE PERCENTAGES (annualized):
Return on average assets	0.73%	0.59%	0.66%
Return on average equity	8.48	7.10	7.80
Return on average tangible common equity (B)	9.62	8.10	8.87
Net interest margin	3.14	3.23	3.19
Net charge-offs (recoveries) as a percentage of average loans	0.03	0.01	0.02
Loan loss provision (credit) as a percentage of average loans	(0.17)	(0.13)	(0.15)
Efficiency ratio (D)	81.38	84.89	83.14

EARNINGS PER COMMON SHARE:
Basic	$0.14	$0.12	$0.26
Average number of common shares outstanding	17,094	17,109	17,102
Diluted	0.14	0.12	0.26
Average number of common shares outstanding	17,146	17,149	17,148
Cash dividends paid per share	$0.025	$0.030	$0.055

2021

	1QTR	2QTR	YEAR TO DATE
PERFORMANCE DATA FOR THE PERIOD:
Net income	$2,081	$1,708	$3,789

PERFORMANCE PERCENTAGES (annualized):
Return on average assets	0.65%	0.51%	0.58%
Return on average equity	8.04	6.46	7.24
Return on average tangible common equity (B)	9.08	7.30	8.18
Net interest margin	3.23	3.13	3.18
Net charge-offs (recoveries) as a percentage of average loans	0.05	(0.01)	0.02
Loan loss provision (credit) as a percentage of average loans	0.17	0.04	0.10
Efficiency ratio (D)	79.00	84.35	81.67

EARNINGS PER COMMON SHARE:
Basic	$0.12	$0.10	$0.22
Average number of common shares outstanding	17,064	17,073	17,068
Diluted	0.12	0.10	0.22
Average number of common shares outstanding	17,101	17,131	17,114
Cash dividends paid per share	$0.025	$0.025	$0.050

AMERISERV FINANCIAL, INC.

NASDAQ: ASRV

--CONTINUED--

(Dollars in thousands, except per share, statistical, and ratio data)

(Unaudited)

2022

	1QTR	2QTR
FINANCIAL CONDITION DATA AT PERIOD END:
Assets	$1,331,265	$1,321,402
Short-term investments/overnight funds	13,588	10,714
Investment securities	223,286	231,255
Total loans and loans held for sale, net of unearned income	978,692	965,587
Paycheck Protection Program (PPP) loans (E)	7,835	2,242
Allowance for loan losses	11,922	11,568
Intangible assets	13,761	13,753
Deposits	1,140,889	1,142,756
Short-term and FHLB borrowings	37,863	34,028
Guaranteed junior subordinated deferrable interest debentures	0	0
Subordinated debt, net	26,613	26,624
Shareholders’ equity	113,692	106,392
Non-performing assets	3,401	3,240
Tangible common equity ratio (B)	7.58%	7.08%
Total capital (to risk weighted assets) ratio	14.01	14.33
PER COMMON SHARE:
Book value	$6.65	$6.22
Tangible book value (B)	5.84	5.41
Market value (C)	4.04	3.94
Wealth management assets – fair market value (A)	$2,633,096	$2,372,772

STATISTICAL DATA AT PERIOD END:
Full-time equivalent employees	301	310
Branch locations	17	17
Common shares outstanding	17,109,084	17,109,097

2021
	1QTR	2QTR	3QTR	4QTR
FINANCIAL CONDITION DATA AT PERIOD END:
Assets	$1,311,412	$1,360,583	$1,338,886	$1,335,560
Short-term investments/overnight funds	18,025	45,459	10,080	16,353
Investment securities	204,193	219,395	214,295	216,922
Total loans and loans held for sale, net of unearned income	986,557	992,865	996,029	986,037
Paycheck Protection Program (PPP) loans (E)	67,253	48,098	29,260	17,311
Allowance for loan losses	11,631	11,752	12,124	12,398
Intangible assets	11,944	13,785	13,777	13,769
Deposits	1,117,091	1,168,742	1,144,391	1,139,378
Short-term and FHLB borrowings	55,149	48,149	43,653	42,653
Guaranteed junior subordinated deferrable interest debentures	12,974	12,978	0	0
Subordinated debt, net	7,540	7,546	26,600	26,603
Shareholders’ equity	105,331	111,272	113,736	116,549
Non-performing assets	4,245	3,727	3,119	3,323
Tangible common equity ratio (B)	7.19%	7.24%	7.54%	7.78%
Total capital (to risk weighted assets) ratio	13.03	12.79	13.61	14.04
PER COMMON SHARE:
Book value	$6.17	$6.52	$6.66	$6.82
Tangible book value (B)	5.47	5.71	5.85	6.02
Market value (C)	4.06	3.93	3.88	3.86
Wealth management assets – fair market value (A)	$2,517,810	$2,614,898	$2,596,672	$2,712,695

STATISTICAL DATA AT PERIOD END:
Full-time equivalent employees	301	300	297	304
Branch locations	16	17	17	17
Common shares outstanding	17,069,000	17,075,000	17,075,000	17,081,500

NOTES:

(A)	Not recognized on the consolidated balance sheets.
(B)	Non-GAAP Financial Information. See “Reconciliation of Non-GAAP Financial Measures” at end of release.
(C)	Based on closing price reported by the principal market on which the security is traded last business day of the corresponding reporting period.
(D)	Ratio calculated by dividing total non-interest expense by tax equivalent net interest income plus total non-interest income.
(E)	Paycheck Protection Program (PPP) loans are included in total loans and loans held for sale, net of unearned income.

AMERISERV FINANCIAL, INC.

NASDAQ: ASRV

CONSOLIDATED STATEMENT OF INCOME

(Dollars in thousands)

(Unaudited)

2022

	1QTR	2QTR	YEAR TO DATE
INTEREST INCOME
Interest and fees on loans	$9,496	$9,725	$19,221
Interest on investments	1,532	1,802	3,334
Total Interest Income	11,028	11,527	22,555

INTEREST EXPENSE
Deposits	796	956	1,752
All borrowings	465	447	912
Total Interest Expense	1,261	1,403	2,664

NET INTEREST INCOME	9,767	10,124	19,891
Provision (credit) for loan losses	(400)	(325)	(725)
NET INTEREST INCOME AFTER PROVISION (CREDIT) FOR LOAN LOSSES	10,167	10,449	20,616

NON-INTEREST INCOME
Wealth management fees	3,165	2,976	6,141
Service charges on deposit accounts	272	263	535
Net realized gains on loans held for sale	95	35	130
Mortgage related fees	33	32	65
Net realized gains on investment securities	0	0	0
Bank owned life insurance	209	231	440
Other income	561	601	1,162
Total Non-Interest Income	4,335	4,138	8,473

NON-INTEREST EXPENSE
Salaries and employee benefits	7,405	6,963	14,368
Net occupancy expense	741	697	1,438
Equipment expense	397	415	812
Professional fees	1,324	1,510	2,834
FDIC deposit insurance expense	145	130	275
Other expenses	1,467	2,395	3,862
Total Non-Interest Expense	11,479	12,110	23,589

PRETAX INCOME	3,023	2,477	5,500
Income tax expense	605	496	1,101
NET INCOME	$2,418	$1,981	$4,399

2021

	1QTR	2QTR	YEAR TO DATE
INTEREST INCOME
Interest and fees on loans	$10,327	$10,283	$20,610
Interest on investments	1,442	1,555	2,997
Total Interest Income	11,769	11,838	23,607

INTEREST EXPENSE
Deposits	1,402	1,306	2,708
All borrowings	675	665	1,340
Total Interest Expense	2,077	1,971	4,048

NET INTEREST INCOME	9,692	9,867	19,559
Provision (credit) for loan losses	400	100	500
NET INTEREST INCOME AFTER PROVISION (CREDIT) FOR LOAN LOSSES	9,292	9,767	19,059

NON-INTEREST INCOME
Wealth management fees	2,872	3,022	5,894
Service charges on deposit accounts	201	224	425
Net realized gains on loans held for sale	495	122	617
Mortgage related fees	130	99	229
Net realized gains on investment securities	0	84	84
Bank owned life insurance	332	218	550
Other income	584	630	1,214
Total Non-Interest Income	4,614	4,399	9,013

NON-INTEREST EXPENSE
Salaries and employee benefits	6,941	6,867	13,808
Net occupancy expense	680	649	1,329
Equipment expense	390	403	793
Professional fees	1,314	1,396	2,710
FDIC deposit insurance expense	155	155	310
Other expenses	1,825	2,568	4,393
Total Non-Interest Expense	11,305	12,038	23,343

PRETAX INCOME	2,601	2,128	4,729
Income tax expense	520	420	940
NET INCOME	$2,081	$1,708	$3,789

AMERISERV FINANCIAL, INC.

NASDAQ: ASRV

AVERAGE BALANCE SHEET DATA

(Dollars in thousands)

(Unaudited)

	2022		2021
	2QTR	SIX MONTHS	2QTR	SIX MONTHS
Interest earning assets:
Loans and loans held for sale, net of unearned income	$976,995	$978,272	$991,527	$986,702
Short-term investments and bank deposits	28,684	37,608	50,357	40,605
Total investment securities	240,615	231,037	212,332	201,389
Total interest earning assets	1,246,294	1,246,917	1,254,216	1,228,696

Non-interest earning assets:
Cash and due from banks	17,882	17,824	17,770	17,921
Premises and equipment	17,395	17,386	17,805	17,894
Other assets	80,729	81,145	75,267	72,763
Allowance for loan losses	(12,070)	(12,291)	(11,876)	(11,729)

Total assets	$1,350,230	$1,350,981	$1,353,182	$1,325,545

Interest bearing liabilities:
Interest bearing deposits:
Interest bearing demand	$229,394	$229,333	$213,968	$204,970
Savings	139,963	137,925	125,545	120,588
Money market	291,998	291,569	269,814	263,548
Other time	284,935	287,340	339,331	339,275
Total interest bearing deposits	946,290	946,167	948,658	928,381
Borrowings:
Federal funds purchased and other short-term borrowings	1,500	750	0	590
Advances from Federal Home Loan Bank	36,190	38,691	50,469	54,709
Guaranteed junior subordinated deferrable interest debentures	0	0	13,085	13,085
Subordinated debt	27,000	27,000	7,650	7,650
Lease liabilities	3,475	3,504	3,766	3,803
Total interest bearing liabilities	1,014,455	1,016,112	1,023,628	1,008,218

Non-interest bearing liabilities:
Demand deposits	216,596	214,745	216,223	205,764
Other liabilities	7,281	6,346	7,322	6,093
Shareholders’ equity	111,898	113,778	106,009	105,470
Total liabilities and shareholders’ equity	$1,350,230	$1,350,981	$1,353,182	$1,325,545

AMERISERV FINANCIAL, INC.

NASDAQ: ASRV

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RETURN ON AVERAGE TANGIBLE COMMON EQUITY, TANGIBLE COMMON EQUITY RATIO, AND TANGIBLE BOOK VALUE PER SHARE

(Dollars in thousands, except per share and ratio data)

(Unaudited)

The press release contains certain financial information determined by methods other than in accordance with generally accepted accounting policies in the United States (GAAP).  These non-GAAP financial measures are “return on average tangible common equity”, “tangible common equity ratio”, and “tangible book value per share.”  This non-GAAP disclosure has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.  These non-GAAP measures are used by management in their analysis of the Company’s performance or, management believes, facilitate an understanding of the Company’s performance.

2022

			YEAR TO
	1QTR	2QTR	DATE
RETURN ON AVERAGE TANGIBLE COMMON EQUITY
Net income	$2,418	$1,981	$4,399

Average shareholders’ equity	115,658	111,898	113,778
Less: Average intangible assets	13,766	13,757	13,761
Average tangible common equity	101,892	98,141	100,017

Return on average tangible common equity (annualized)	9.62%	8.10%	8.87%

	1QTR	2QTR
TANGIBLE COMMON EQUITY
Total shareholders’ equity	$113,692	$106,392
Less: Intangible assets	13,761	13,753
Tangible common equity	99,931	92,639

TANGIBLE ASSETS
Total assets	1,331,265	1,321,402
Less: Intangible assets	13,761	13,753
Tangible assets	1,317,504	1,307,649

Tangible common equity ratio	7.58%	7.08%

Total shares outstanding	17,109,084	17,109,097

Tangible book value per share	$5.84	$5.41

2021

	1QTR	2QTR	YEAR TO DATE
RETURN ON AVERAGE TANGIBLE COMMON EQUITY
Net income	$2,081	$1,708	$3,789

Average shareholders’ equity	104,931	106,009	105,470
Less: Average intangible assets	11,944	12,194	12,069
Average tangible common equity	92,987	93,815	93,401

Return on average tangible common equity (annualized)	9.08%	7.30%	8.18%

	1QTR	2QTR	3QTR	4QTR
TANGIBLE COMMON EQUITY
Total shareholders’ equity	$105,331	$111,272	$113,736	$116,549
Less: Intangible assets	11,944	13,785	13,777	13,769
Tangible common equity	93,387	97,487	99,959	102,780

TANGIBLE ASSETS
Total assets	1,311,412	1,360,583	1,338,886	1,335,560
Less: Intangible assets	11,944	13,785	13,777	13,769
Tangible assets	1,299,468	1,346,798	1,325,109	1,321,791

Tangible common equity ratio	7.19%	7.24%	7.54%	7.78%

Total shares outstanding	17,069,000	17,075,000	17,075,000	17,081,500

Tangible book value per share	$5.47	$5.71	$5.85	$6.02